[SYNERGISTICS, INC. LETTERHEAD]


                                               August ____, 2002

To Our Shareholders:

     Enclosed herewith is a Notice and a Proxy Statement for a Special Meeting of Shareholders of Synergistics, Inc. (the "Company") to be held at the offices of the Company at 9 Tech Circle, Natick, Massachusetts 01760, at 10:00 A.M., local time, on September ___, 2002.

     Also enclosed herewith is an Annual Report of the Company, consisting of the Company's audited financial statements for the fiscal year ended December 31, 2001. A copy of the Company's
Form 10-KSB is available upon request.

     The purpose of the Special Meeting is to vote upon the proposed merger of the Company into Synergistics Acquisition Corp. ("Acquisition Corp."), a Massachusetts corporation (the "Merger"). The details of the Merger are set forth in an Agreement and Plan of Merger dated as of July 25, 2002, between the Company and Acquisition Corp. (the "Merger Agreement"). Pursuant to the Merger Agreement, upon the consummation of the Merger, the separate existence of the Company shall cease and all of the assets, liabilities and obligations of the Company shall be vested in assumed by Acquisition Corp. Upon the consummation of the Merger, holders of the Company's Common Stock, $.01 par value, shall have no rights with respect to their shares except to surrender the certificates representing such shares in exchange a pro rata portion of the total cash consideration to be paid by Acquisition Corp.

     The Company's Board of Directors approved Merger Agreement on July 24, 2002 and recommend that you approve the Merger by adopting the Merger Agreement. Approval of the Merger Agreement requires a favorable vote of holders of two-thirds of the Company's outstanding Common Stock.

     Please sign and date the enclosed proxy and return it in the enclosed envelope as promptly as possible. If you are able to attend the meeting you may vote your stock in person if you wish, even though you have previously sent your proxy.

                                    Sincerely yours,




                                    David S. Longworth
                                    President